EXHIBIT 99.1 — Press release

For Immediate Release	Contacts
June 20, 2007	Brian T. Beckwith, President & CEO
Michael L. DeMarco, Chief Financial Officer
(201) 712-0090
Peoples Educational Holdings, Inc. Fiscal Fourth Quarter and Year to Date Preliminary Results
Saddle Brook, New Jersey, June 20, 2007 — Peoples Educational Holdings, Inc. (Nasdaq: PEDH), a leading provider of supplemental educational material for the K-12 school market, today announced preliminary unaudited financial results for its fourth quarter and year to date periods ended May 31, 2007. Peoples estimates fourth quarter revenue to be $9.2 million, an increase of 20% from the same period in the prior year. Revenue from the Test Preparation, Assessment and Instruction product group is estimated to be $7.2 million, an increase of 17% over the same period in the prior year. College Preparation revenue is estimated to be $2.0 million for the quarter, an increase of 32% from the same period in the prior year.
Estimated revenue for the twelve months ended May 31, 2007 is $38.7 million, compared to $37.0 million in the prior year, an increase of 5%. Revenue from the Test Preparation, Assessment and Instruction product group is $26.0 million for the period compared to $25.1 million in the prior year. College Preparation revenue is $12.7 million, compared to $11.9 million in the prior year.

Financial Highlights:
•	Direct Costs as a percentage of revenue decreased 1% from 42% in fiscal 2006 to 41% in fiscal 2007

•	Free cash flow improved approximately $2.6 million on a year over year basis from a deficit of $7.4 million in fiscal 2006 to a deficit of between $4.5 to $5.0 million in fiscal 2007.

•	Focused Instruction revenue for the year increased 55% over the prior year due to increased market penetration. In addition, the Company launched its new Focused Instruction product, Keep on Reading-Science.

•	Administrative expenses for the year ended decreased 4% to $4.8 million.
Business Outlook
Brian T. Beckwith, President and CEO, commented,” We are extremely pleased by our fourth quarter revenue growth as compared to the prior year. Although, total revenue for the year was up a modest 5% compared to the prior year, we continue to outperform the market, which was down 7% for the 11-month period ended April 30, 2007. We are well positioned to continue and build on this growth in fiscal 2008, and deliver significant profitability and a substantial increase in free cash flow for the upcoming year”

“For fiscal 2008, we expect revenue to be in the range of $43 to $45 million, an increase of 11% to 16% over fiscal 2007. We anticipate achieving positive free cash flow in fiscal 2008 of $3.5 to $4.0 million and primary earnings per share to be between $0.15 and $0.20 per share”.
Reconciliation of Non-GAAP Measures
The table below reconciles net cash provided by operating activities to free cash flow.

($ Amounts in Thousands)	12 Months	9 Months
	Ended	Ended
	5/31/2006	2/28/2007
Net Cash Provided by Operating Activities	$4,147	$3,366
Expenditures for Fixed Assets	$(208)	$(159)
Expenditures for Prepublications Costs	$(54)	$(26)
Expenditures for Prepublications Costs and Intangibles	$(11,269)	$(5,324)

Free Cash Flow	$(7,384)	$(2,143)

About Peoples Educational Holdings, Inc.
Peoples Educational Holdings, Inc. is a publisher and marketer of print and electronic educational materials for the K-12 school market. The Company focuses its efforts in two market areas:
Test Preparation, Assessment, and Instruction
•	Test Preparation and Assessment: The Company creates and sells state customized, print and electronic, test preparation and assessment materials that help teachers prepare students for success in school and for required state proficiency tests, grades 2-12.

•	Instruction: Grades 2-8 state customized, print worktext and print and web-based assessments that provide students in-depth instruction and practice in reading, language arts, and mathematics.
College Preparation
•	The Company distributes and publishes instructional materials that meet the academic standards high schools require for honors, college preparation, and Advanced Placement courses.

•	The Company is the exclusive high school distributor for two major college publishers, and also creates proprietary supplemental materials for this market.
The Company’s proprietary products are supplemental in nature. They are predominately soft-cover, high gross profit margin titles that can be sold efficiently through the Company’s direct sales force, as well as through catalogs, direct mail, telemarketing, and independent commission sales representatives. Distributed products are both basal and supplemental in nature.
This press release contains forward-looking statements regarding the Company and its markets as defined in section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve a number of risks and uncertainties, including (1) demand from major customers, (2) effects of competition, (3) changes in product or customer mix or revenues and in the level of operating expenses, (4) rapidly changing technologies and the Company’s ability to respond thereto, (5) the impact of competitive products and pricing, (6) local and state levels of educational spending, (7) ability to retain qualified personnel, (8) ability to retain its distribution agreements in the College Preparation market, (9) the sufficiency of the Company’s copyright protection, and (10) ability to continue to rely on the services of a third party warehouse, and other factors as discussed in the Company’s filings with the SEC. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligation to revise any forward-looking statements in order to reflect events or circumstances that may arise after the date of this report. Readers are urged to carefully review and consider the various disclosures made by the Company in this press release and the reports the Company files with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect the Company’s business and results of operations.
Peoples Education, Inc., Saddle Brook, NJ
Investor Contact: Michael L. DeMarco
Press Contact: Michael L. DeMarco
Phone: 201-712-0090
investorrelations@peoplesed.com

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